Exhibit 10.23(d)

CABOT OIL & GAS CORPORATION PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

FOURTH AMENDMENT

WHEREAS, effective January 1, 1991, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation Pension Plan and subsequently amended and restated the Plan, effective January 1, 2006 (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to provide for changes made necessary or appropriate pursuant to the promulgation of final regulations under Section 415 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, having reserved the right to amend the Plan pursuant to Section 10.1 thereof, the Company hereby amends Article XV of the Plan by deleting the contents thereof and replacing the following in their stead:

15.1 Limitations on Benefits.

In accordance with Treasury Regulation § 1.415(a)-1(d)(3), the Plan incorporates by reference the limitations on benefits under Code Section 415 and as provided under Treasury Regulation § 1.415(b)-1 et seq. (as may be revised or amended from time to time by the Internal Revenue Service), including, but not limited to, Treasury Regulation § 1.415(f)-1. Unless otherwise provided in this Section, the default rules under Code Section 415 Treasury Regulations shall apply with respect to the limitations under this Section.

Notwithstanding any provision of this Plan to the contrary, the Annual Benefit otherwise accrued by or payable to a Participant under the Plan at any time shall not exceed, and shall be limited to (or the rate of accrual reduced to), the “Maximum Permissible Benefit,” which is the lesser of:

(i)	$160,000, as adjusted for cost of living increases pursuant to Code Section 415(d) and Treasury Regulation § 1.415(d)-1(a) (the “Dollar Limit”); or

(ii)	100% of the Participant’s average Compensation for the period of the Participant’s High-3 Years of Service, as adjusted pursuant to Code Section 415(d) (the “Percentage Limit”).

In no event shall an Annual Benefit exceeding the above limits be accrued, distributed, or otherwise payable in any optional form of benefit, including the normal form of benefit, at any time from the Plan (or from an annuity contract that will make distributions to a Participant on behalf of the Plan or from an annuity contract distributed under the Plan).

In the event a Participant’s Annuity Starting Date occurs before he attains age 62 or after he attains age 65, his Maximum Permissible Benefit shall be adjusted in accordance with the provisions of Treasury Regulation § 1.415(b)-1(d) or (e), respectively, and, if applicable, under Treasury Regulation § 1.415(b)-1(h).

The Annual Benefit (without regard to the age at which benefits commence) payable with respect to a Participant does not exceed the Dollar Limit if (i) the benefits (other than benefits not taken into account in the computation of the Annual Benefit under the rules of Treasury Regulation § 1.415(b)-1(b) or (c)) payable with respect to a Participant under the Plan and all other defined benefit plans of the Employer do not in the aggregate exceed $10,000 for the Limitation Year or for any prior Limitation Year (as computed in accordance with Treasury Regulation § 1.415(b)-1(f)(2) and subject to adjustment for participation of less than 10 years); and (ii) the Employer (or a predecessor employer) has not at any time maintained a defined contribution plan in which the Participant participated.

If a Participant has less than 10 years of participation in the Plan, the Dollar Limit, Percentage Limit and the $10,000 amount described above shall be multiplied by a fraction, the numerator of which is the number of years (or part thereof, but not less than one year) of participation in the Plan, and the denominator of which is 10, in accordance with Treasury Regulation § 1.415(b)-1(g).

To the extent a Participant’s Annual Benefit for a Limitation Year exceeds the Participant’s Maximum Permissible Benefit, such result shall be corrected in accordance with procedures available under the Internal Revenue Service’s Employee Plans Compliance Resolution System in effect at the time of the correction.

For purposes of this Section, the following terms shall have the following meanings:

(a) Annual Benefit: The benefit that is payable in the form of a straight life annuity (with no ancillary benefits), as defined in Treasury Regulation § 1.415(b)-1(b). In the event that a Participant’s benefit is payable in a form other than a straight life annuity, his Annual Benefit shall be the benefit payable in the form of the straight life annuity payable on the first day of each month that is actuarially equivalent to the benefit payable in such other form, determined under the rules of Treasury Regulation § 1.415(b)-1(c) and, if applicable, under Treasury Regulation § 1.415(b)-1(h). The actuarial equivalent of a straight life annuity (A) for a form of benefit that is not subject to Section 417(e)(3) of the Code shall be computed using the following assumptions, whichever provides the greater equivalent annual benefit (1) a 5% interest rate assumption and the mortality table used for such form of benefit specified in Section 1.1 of the Plan for that Annuity Starting Date and (2) the interest rate and mortality table (or other tabular factor) specified in Section 1.1 of the Plan; and (B) for a form of benefit that is subject to Section 417(e)(3) of the Code shall be computed using either (I) the “applicable interest rate” under Section 417(e)(3) of the Code (“Applicable Interest Rate”) and the “applicable mortality table” under Section 417(e)(3) of the Code (“Applicable Mortality Table”) for adjusting benefits in the same form; (II) a 5.5% interest rate assumption and the Applicable Mortality Table; or (III) the Applicable Interest Rate and the Applicable Mortality Table, divided by 1.05, whichever provides the greatest annual amount.

In no event shall a Participant’s Annual Benefit include the benefit attributable to employee contributions or rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)), determined in accordance with the rules under Treasury Regulation § 1.415(b)-1(b)(1)(2). In the event that the Plan includes benefits transferred to the Plan from another defined benefit plan, the treatment of such transferred benefits shall be determined in accordance with the provisions of Treasury Regulation § 1.415(b)-1(b)(3).

If a Participant has or will have distributions under the Plan commencing on more than one annuity starting date, the limitations under Code Section 415 must be satisfied as of each of the annuity starting dates, taking into account the benefits that have been or will be provided at all of the annuity starting dates, in accordance with Treasury Regulation § 1.415(b)-1(b)(1)(iii). In the event the Plan is terminated (i) with sufficient assets for the payment of benefit liabilities of all Participants and a Participant has not yet commenced benefits under the Plan, for purposes of satisfying Code Section 415(b) with respect to a Participant, the requirements of Treasury Regulation § 1.415(b)-1(b)(5)(i) must be satisfied; or (ii) without sufficient assets for the payment of benefit liabilities of all Participants, for purposes of satisfying Code Section 415(b) with respect to a Participant, the requirements of Treasury Regulation § 1.415(b)-1(b)(5)(ii) must be satisfied.

(b) Compensation: For purposes of this Section, Compensation shall

(i) include:

(1)	Wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that such amounts are includable in gross income (or to the extent amounts that would have been received and includible in gross income but for an election by the Participant under Code Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan as described in Treasury Regulation § 1.62-2(c);

(3)	Amounts described in Code Section 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the Participant;

(4)	Amounts paid or reimbursed by the Employer for moving expenses incurred by a Participant, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Participant under Code Section 217;

(5)	The value of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulation § 1.421-1(b)) granted to a Participant by the Employer, but only to the extent that the value of the option is includible in the gross income of the Participant for the taxable year in which granted;

(6)	The amount includible in the gross income of a Participant upon making the election described in Code Section 83(b); and

(7)	Amounts that are includible in the gross income of a Participant under the rules of Code Section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Participant;

and (ii) exclude:

(1)	Contributions (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p), whether or not qualified) to the extent the contributions are not included in the gross income of the Participant for the taxable year in which contributed, and any distributions from a plan of deferred compensation (whether or not qualified) regardless of whether such amounts are includable in the gross income of the Participant when distributed;

(2)	Amounts realized from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulation § 1.421-1(b)) or when restricted stock or other property held by a Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Code Section 83 and the Treasury Regulations thereunder;

(3)	Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option (within the meaning of Treasury Regulation § 1.421-1(b));

(4)	Other amounts which receive special tax benefits, such as, for example, premiums for group-term life insurance, to the extent such amounts are not includible in the gross income of the Participant and are not salary reduction amounts under Code Section 125; and

(5)	Other items of remuneration that are similar to the items listed above in clauses (ii)(1) through (4).

In addition to the foregoing, Compensation included for the Limitation Year in accordance with the timing rules under the provisions in Treasury Regulation § 1.415(c)-2(e)(1), includes:

(1)

Amounts paid after a Participant’s severance from employment for services during the Participant’s regular working hours or outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments if (1) such amount would have been paid to the Participant prior to his severance from employment if he had continued in employment with the Employer (that has adopted the Plan) and (2) such amount is paid by the later of 2 1/2 months after the Participant’s severance from employment with the Employer or the end of the Limitation Year that includes the date of such severance from employment;

(2)	Amounts earned, but not paid, during a Limitation Year solely because of the timing of the pay periods, provided that such amounts are (1) paid during the first few weeks of the next Limitation Year, (2) included on a uniform and consistent basis with respect to all similarly situated Employees, and (3) not included in more than one Limitation Year; and

The foregoing notwithstanding, for purposes of this Section, Compensation shall not exceed the limitation under Code Section 401(a)(17)(A), as adjusted for cost-of-living increases pursuant to Code Section 401(a)(17)(B).

(c) Employer: The Company and any other Employer that adopts this Plan; provided, however, that in the case of a group of employers which constitutes a controlled group of corporations (as defined in Section 414(b) of the Code as modified by Section 415(h)) or which constitutes trades and businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) as modified by Section 415(h)) or an affiliated service group (as defined in Section 414(m)), all such employers shall be considered a single employer for purposes of applying the limitations of this Section for any portion of a Limitation Year during which such employers were so controlled or affiliated.

(d) High-3 Years of Service: The average Compensation for the three consecutive years of Service (or, if the Participant has less than three consecutive years of Service, the Participant’s longest consecutive period of Service, including fractions of years, but not less than one year) with the Employer that produces the highest average. In the case of a Participant who is rehired by the Employer after a severance from employment, the Participant’s High-3 Years of Service shall be calculated by excluding all years for which the Participant performs no services for and receives no Compensation from the Employer (the break period) and by treating the years immediately preceding and following the break period as consecutive.

(e) Limitation Year: A 12-consecutive month period beginning on January 1st.

This Section shall be effective for Limitation Years commencing on and after January 1, 2008, except as otherwise provided herein. The application of the provisions of this Section shall not cause the Maximum Permissible Benefit for any Participant to be less than the Participant’s accrued benefit under the Plan as of the end of the last Limitation Year beginning before July 1, 2007 under provisions of the Plan that were both adopted and in effect before April 5, 2007.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed as of the 30th day of December, 2008 and shall be effective as described herein.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Title:	Vice President, Human Resources